SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, AND 74U.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-2729
SERIES NO.: 17

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Institutional Class            $ 53,169
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Private Investment Class       $  3,631
              Personal Investment Class      $    799
              Cash Management Class          $ 12,039
              Reserve Class                  $    486
              Resource Class                 $  1,470

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Institutional Class            $000.0098
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Private Investment Class       $000.0083
              Personal Investment Class      $000.0071
              Cash Management Class          $000.0094
              Reserve Class                  $000.0055
              Resource Class                 $000.0090

74U.     1.   Number of shares outstanding (000's Omitted)
              Institutional Class            5,584,621
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Private Investment Class         398,838
              Personal Investment Class        123,101
              Cash Management Class          1,100,322
              Reserve Class                     81,479
              Resource Class                   190,599